Exhibit 99.1

Report of Independent Auditors

The Board of Directors

Endeavour Energy UK Limited, 100% subsidiary of Endeavour International Corporation:

We have audited the accompanying statement of revenues and direct operating expenses (“the Statement”) of the oil and gas property purchased by Endeavour Energy UK Limited from ConocoPhillips UK (“the Property”) for each of the three years ended 31 December 2011. This statement is the responsibility of Endeavour’s management. Our responsibility is to express an opinion on this statement based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. We were not engaged to perform an audit of the Property’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statement was prepared for the purposes of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 2, and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and direct operating expenses of the oil and gas property purchased by Endeavour Energy UK Limited from ConocoPhillips UK for each of the three years ended 31 December 2011 in conformity with accounting principles generally accepted in the United States of America.

/s/ Ernst & Young LLP

Ernst & Young LLP

Aberdeen, Scotland

8 June, 2012

Statement of Revenues and Direct Operating Expenses of the Oil and Gas

Property Purchased by Endeavour International Corporation from

ConocoPhillips

(In Thousands)

	Year Ended December 31,			Three Months Ended March 31,
	2009	2010	2011	2011	2012
				(Unaudited)
Revenues	$127,679	$213,901	$258,385	$65,701	$72,506

Direct Operating Expenses	38,177	31,533	45,516	10,686	11,497

Excess of revenues over direct operating expenses	$89,502	$182,368	$212,869	$55,015	$61,009

The accompanying notes are an integral part of the statement of revenues and direct operating expenses.

Notes to Statement of Revenues and Direct Operating Expenses of the Oil and Gas

Property Purchased by Endeavour International Corporation from

ConocoPhillips

Note 1 – The Properties

On December 23, 2011, Endeavour International Corporation (the “Company”), through its wholly owned subsidiary Endeavour Energy UK Limited (“EEUK”), entered into a Sale and Purchase Agreement (the “Purchase Agreement”) with ConocoPhillips (U.K.) Limited, ConocoPhillips Petroleum Limited and ConocoPhillips (U.K.) Lambda Limited, subsidiaries of ConocoPhillips (collectively, the “Sellers”) to acquire the Sellers’ interest in three producing U.K. oil fields in the Central North Sea for $330 million (the “COP Acquisition”).

The producing assets to be purchased include the following net working interests:

Field Name	Block	Net Working Interest
Alba	16/26a	23.43%
MacCulloch	15/24/b	40.00%
Nicol	15/25a	18.00%

The Purchase Agreement provides for the possibility that completion of the COP Acquisition may occur individually for each field. The purchase of the Alba field was closed on May 31, 2012 for an adjusted purchase price of $224 million. The Company expects to close the acquisitions of the remaining fields by September 30, 2012. In addition to customary closing conditions, the purchase is subject to approval of governmental regulatory authorities and partner consents. The combined consideration for the acquisition of all three interests is $330 million, including approximately $94 million of tax attributes, and may be adjusted for customary purchase price adjustments.

Note 2 – Basis for Presentation

The accompanying statement of revenues and direct operating expenses of the Alba field was prepared by the Company based on data from the Alba field’s historical accounting records. During the periods presented, the Alba field was not accounted for or operated as a separate division by the Sellers. Complete financial and operating information related to the property, including balance sheet and cash flow information, are not presented because the property was maintained as an asset and not a separate company in the accounting records of the Sellers; therefore, the assets, liabilities and certain indirect costs, such as depreciation, depletion and amortization, (“DD&A”) interest, accretion, general and administrative expenses (“G&A”), and income taxes were not allocated to the individual property. Accordingly, full separate financial statements prepared in accordance with U.S. generally accepted accounting principles do not exist and are not practicable to obtain in these circumstances, and the statement of revenues and direct operating expenses of the Alba field is presented in lieu of the full financial statements required under Item 3-05 of Securities and Exchange Commission Regulation S-X.

Notes to Statement of Revenues and Direct Operating Expenses of the Oil and Gas

Property Purchased by Endeavour International Corporation from

ConocoPhillips

Revenues and direct operating expenses included in the accompanying statement represent the Sellers’ 23.43% working interest in the Alba field for periods prior to the acquisition and are presented on the accrual basis of accounting.

Oil and gas revenues were recognized when production was sold to a purchaser at a fixed or determinable price, when delivery occurred and title transferred.

Direct operating expenses included all costs associated with lifting, field processing and transportation and direct overheads. No costs for general corporate activities have been included. Omitted expenses include DD&A, interest expense, accretion, G&A and income taxes. Endeavour is unable to quantify the omitted expenses for the following reasons: DD&A is dependent upon historical information that is not available including historical cost and prior depletion rates. DD&A is not allocated to the individual property. Interest expense, accretion, G&A and income taxes are dependent on historical costs, financing structures and general overhead burdens. Quantifying a portion of the omitted expenses would require allocations not previously performed by the Sellers in an effort to determine the direct charges for this property.

The statement of revenues and direct operating expenses of the Alba field for the three months ended March 31, 2011 and 2012 is unaudited and has been derived from the Alba field’s historical accounting records on the same basis as the statement of revenues and direct operating expenses of the Alba field for the three years ended December 31, 2011. In the opinion of the Company, such an unaudited interim statement includes all adjustments necessary to fairly state the revenues and direct operating expenses of the Alba field for the three months ended March 31, 2011 and 2012.

The financial information presented is not necessarily indicative of the results of operations of the acquired property going forward for the following reasons:

•	Historical costs such as DD&A, interest expense, accretion, G&A, and income taxes have not been presented and would not have been reflective of costs going forward.

•

These allocations and calculations in the future will be based on the purchase price paid for the acquired property and are also closely tied to the Company’s financing choices, overhead structure and future capital development.

•	The Company uses the full-cost accounting method for oil and gas operations as opposed to the successful efforts method used by the Sellers.

Note 3—Use of estimates

The preparation of the statement of revenues and direct operating expenses in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the respective reporting periods. Actual results may differ from the estimates and assumptions used in the preparation of the statement of revenues and direct operating expenses.

Notes to Statement of Revenues and Direct Operating Expenses of the Oil and Gas

Property Purchased by Endeavour International Corporation from

ConocoPhillips

Note 4 – Capital expenditures (Unaudited)

Capital expenditures for the Alba field were $7,688,000, $11,765,000 and $26,788,000 for the years ended December 31, 2009, 2010 and 2011, respectively, and $8,203,000 and $4,513,000 for the three months ended March 31 2011 and 2012, respectively. The excess of revenues over direct operating expenses were sufficient to fund capital expenditures.

Note 5 – Supplemental Information Regarding Proved Oil and Gas Reserves (Unaudited)

Supplemental oil and natural gas reserve information related to the Sellers’ 23.43% working interest in the Alba field is presented in accordance with U.S. generally accepted accounting principles. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. The following reserves data represents estimates only and should not be construed as being exact.

	Year Ended December 31,
	2009	2010	2011
Liquids (Mbbls)
Balance at January 1	20,183	17,985	15,200
Production	(2,198)	(2,785)	(2,358)
Extensions, discoveries and other additions	—	—	—
Revisions of previous estimates	—	—	(951)

Balance at December 31	17,985	15,200	11,891

Gas (MMcf)
Balance at January 1	1,845	1,693	1,635
Production	(154)	(58)	(54)
Extensions, discoveries and other additions	—	—	—
Revisions of previous estimates	2	—	(172)

Balance at December 31	1,693	1,635	1,409

Proved developed reserves at December 31,
Liquids (Mbbls)	17,985	15,200	11,891
Gas (MMcf)	1,693	1,635	1,409

Future oil and gas sales and production, development and abandonment costs have been estimated using prices and costs in effect at the end of the year indicated. Future cash inflows were reduced by estimated future development, abandonment and production costs based on period-end costs. No deductions were made for G&A, or any indirect costs. All cash flow amounts have been discounted at 10%.

Notes to Statement of Revenues and Direct Operating Expenses of the Oil and Gas

Property Purchased by Endeavour International Corporation from

ConocoPhillips

Changes in the demand for oil and natural gas, inflation, and other factors make such estimates inherently imprecise and subject to substantial revision. This table should not be construed to be an estimate of the current market value of the Sellers’ 23.43% working interest for the Alba field proved reserves.

The estimated standardized measure of discounted future net cash flows relating to proved reserves at December 31, 2009, 2010 and 2011 is shown below.

(Amounts in thousands)	December 31,
	2009	2010	2011
Future cash inflows	$1,025,913	$1,155,366	$1,274,502
Future production costs	(416,096)	(384,563)	(376,298)
Future development costs	(196,270)	(188,582)	(175,321)
Future income taxes	(299,631)	(436,133)	(585,536)

Future net cash flows	113,916	146,088	137,347
10% annual discount	11,262	24,591	22,222

Standardized measure of discounted future net cash flows relating to proved reserves	$102,654	$121,497	$115,125

An analysis of the sources of changes in the standardized measure of discounted future net cash flows relating to proved reserves on the pricing basis described above for the years ended December 31, 2009, 2010 and 2011 is shown below.

(Amounts in thousands)	Year Ended December 31,
	2009	2010	2011
Balance, beginning of year	$38,661	$102,654	$121,497
Increase (decrease) in future net discounted cash flows
Sales of production, net of production costs	(89,502)	(182,368)	(212,868)
Net changes in prices and future production costs	432,406	285,557	347,534
Net changes in future development costs, production, timing and other	(70,426)	(15,776)	(81,499)
Previously estimated development costs incurred during the period	65,484	7,688	17,270
Accretion of discount	2,391	37,266	48,422
Net change in income taxes	(276,360)	(113,524)	(125,231)

Balance at the end of the year	$102,654	$121,497	$115,125